Exhibit 99.1

SERVICE BANCORP, INC.	For Immediate Release
81 Main Street
Medway, MA 02053

Service Bancorp, Inc. Reports Earnings

for the Quarter and Six Months Ended December 31, 2006

Medway, MA, January 31, 2007 – Service Bancorp, Inc. (OTC Bulletin Board: SERC), the bank holding company for Strata Bank, announced net income for the quarter ended December 31, 2006 of $406,000, or $0.24 per share, compared with $328,000, or $0.20 per share, for the same quarter a year ago, an increase of $78,000, or 23.8%. Net income for the six months ended December 31, 2006 was $655,000, or $0.39 per share, compared with $1.0 million, or $0.61 per share, for the same period a year ago, a decrease of $353,000, or 35.0%.

Pamela J. Montpelier, Chief Executive Officer and President of Service Bancorp, Inc. and Strata Bank, stated: “Both our commercial and residential lending divisions continue to deliver solid results for the bank. The management team is driven to control expenses and demonstrate profits despite the compressed margin. Our strategy is to continue to build long-term relationships with both deposit and lending clients within our market area. We are focused on helping our customers develop planning strategies through this rate environment and continue to help them with their financial needs.”

The Company’s total assets were $411.1 million as of December 31, 2006, compared with $402.2 million as of June 30, 2006, an increase of $8.9 million, or 2.2%. The increase in assets includes an increase in total gross loans of $9.3 million since June 30, 2006 to $333.4 million. Commercial loans, which include commercial real estate, construction and commercial business loans, increased $12.0 million, or 8.6%, during the six months ended December 31, 2006 to $152.3 million. The Company, through its residential loan origination division, the Strata Mortgage Center, originated $16.5 million in residential real estate loans of which $9.2 million were sold on the secondary market and $1.1 million were designated as held for sale at December 31, 2006. Total residential real estate loans including loans held for sale decreased by $3.3 million, or 2.1%, to $155.1 million at December 31, 2006. The decrease in residential loans reflects the aforementioned loan sales and loan amortization during the first half of this year. The Company was also successful in increasing home equity loans since June 30, 2006 by $468,000, or 1.9%, to $25.0 million.

Investment securities, which consist primarily of government sponsored enterprise bonds, mortgage-backed securities, and corporate bonds increased $733,000, or 1.3%, since June 30, 2006 to $59.1 million at December 31, 2006 due to net purchases during the period and a reduction in unrealized loss on securities available for sale due to favorable changes in the market prices for debt securities since June 30, 2006.

Total deposits were $262.4 million, a decrease of $6.3 million since June 30, 2006. Core deposits decreased $19.4 million, or 13.2%. The largest decrease was in certain NOW accounts used by attorneys in connection with residential loan closings. These deposits typically fluctuate with the seasonality of the residential loan market. Certificates of deposit increased $11.1 million, or 10.0% due to several certificate promotions during the six months ended December 31, 2006. In addition, brokered certificates of deposit were increased by $2.0 million during the same period. Funding for fiscal year to date growth in assets was provided by an increase in borrowings from the Federal Home Loan Bank of Boston of $13.8 million, or 13.2%.

For the quarter ended December 31, 2006, net interest income decreased $221,000, or 7.4%, compared with the same quarter last year. Average earning assets increased $41.5 million, or 12.0%, due to loan growth and an increase in investment securities while the yield on assets increased 37 basis points to 6.22% compared to the same quarter last year. The positive effect on interest income from the earning asset growth and higher asset yield, however, was more than offset by an increase in interest expense. The increase in interest expense resulted from an increase in average interest bearing liabilities of $40.7 million, or 13.6%, to fund asset growth, an increase in cost of liabilities of 106 basis points to 3.85%, as well as a change in the mix of liabilities, reflecting increased reliance upon borrowings and higher cost certificates of deposit compared to the same quarter last year. While the rising rate environment for short-term interest rates over the past year resulted in the increases in earning asset yield and cost of liabilities, this change in market short-term interest rates disproportionately affected the Company’s interest expense, as certain of the Company’s liability costs have risen faster than yields on earning assets. The effect of the rising rate environment, together with the Company’s greater reliance on higher cost funding, resulted in a decline in interest rate spread of 69 basis points to 2.37% and a decrease in interest rate margin of 59 basis points to 2.86% for the quarter ended December 31, 2006 compared to the same quarter last year.

The provision for loan losses was $228,000 for the quarter ended December 31, 2006, which was $160,000 higher than the $68,000 recorded for the same quarter last year. The allowance for loan losses totaled $3.3 million at December 31, 2006 and represented 1.00% of loans outstanding, compared with the 0.88% at June 30, 2006. This quarter’s higher loan loss provision and increase in allowance as a percentage of total loans was due mostly to required allowance for loan losses allocations during the quarter and six months ended December 31, 2006 to commercial relationships deemed by the Company to be impaired.

Non-interest income was $614,000 for the quarter ended December 31, 2006, which was $197,000, or 47.2%, higher than the same quarter last year due mostly to higher gains from the sale of securities. This quarter’s securities gains included the sale of equity securities for a gain of $141,000 and the sale of a small corporate bond for a gain of $55,000. Service charges and other income were consistent with the same quarter last year.

Total non-interest expense for the quarter ended December 31, 2006 was $2.6 million, a decrease of $262,000, or 9.3%, compared to the same quarter last year which included higher equity compensation expenses by $281,000 related mostly to restricted stock grants in December 2005. Excluding equity compensation expenses, total non-interest expense increased $19,000, or less than 1.0%.

Stockholders’ equity increased to $29.1 million, or $17.69 book value per share, at December 31, 2006 from $27.7 million, or $16.89 book value per share, at June 30, 2006. The Company’s ratio of stockholders’ equity to total assets at December 31, 2006 was 7.07%, which together with other capital measures, qualifies the Company as “well-capitalized” under applicable bank regulatory guidelines. The comparative ratio at June 30, 2006 was 6.88%. The increase in the ratio reflects the increase in capital from retained earnings and change in accumulated other comprehensive income due to favorable changes in the market prices for debt securities since June 30, 2006.

Service Bancorp, Inc. is the bank holding company of Strata Bank, a Massachusetts-chartered savings bank established in 1871. Strata Bank serves the communities centrally located between Boston, MA, Worcester, MA and Providence, RI. This region continues to experience commercial, industrial and residential growth, especially along the Route 495 corridor. The Company plans to continue to take advantage of opportunities to increase market share in these communities.

Strata Bank is headquartered in Medway, Massachusetts, approximately 30 miles southwest of Boston, Strata Bank operates eight full-service offices in Medway, Millis, Medfield, Franklin, Bellingham, Hopkinton, and Milford. In addition, the Bank has a limited service branch in Franklin at the Forge Hill Senior Living Community. Strata Bank offers a wide array of personal and commercial banking products and services. Nationally known bank rating companies such as Bauer Financial have continually awarded Strata Bank excellent ratings for financial strength.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believe”, “anticipates”, “plans”, “expects” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. These important factors include, without limitation, the Company’s continued ability to originate quality loans, fluctuation in interest rates, real estate conditions in the Company’s lending areas, changes in the securities or financial markets, changes in loan delinquency and charge-off rates, general and local economic conditions, the Company’s continued ability to attract and retain deposits, the Company’s ability to control costs, new accounting pronouncements, and changing regulatory requirements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For further information contact:

Dana S. Philbrook

Chief Financial Officer

Strata Bank

81 Main Street

Medway, MA 02053

(888) 578-7282

SERVICE BANCORP, INC.

Condensed Financial Information (unaudited)

(Dollars in thousands, except per share amounts)

	December 31, 2006	June 30, 2006	December 31, 2005
Consolidated Balance Sheet Data:
Total assets	$411,119	$402,166	$370,893
Total loans, net of allowance for loan losses	330,989	322,158	293,677
Short-term investments	1,199	5	4
Other investments	59,104	58,371	54,922
Deposits	262,439	268,719	245,902
Borrowings	117,610	103,858	96,205
Stockholders’ equity	29,064	27,670	27,076

Capital and Asset Quality Ratios and Other Data:
Stockholders’ equity to total assets	7.07%	6.88%	7.30%
Book value per share	$17.69	$16.89	$16.56

Non-performing assets to total assets	0.56%	0.50%	0.05%
Allowance for loan losses to loans	1.00%	0.88%	0.91%

Number of full-service offices	8	8	8
Number of limited-service offices	1	1	1

	Quarter Ended December 31,		Six Months Ended December 31,
	2006	2005	2006	2005
Consolidated Statement of Income Data:
Total interest income	$6,073	$5,097	$12,072	$9,891
Total interest expense	3,311	2,114	6,452	3,927

Net interest income	2,762	2,983	5,620	5,964
Provision for loan losses	228	68	528	200

Net interest income, after provision for loan losses	2,534	2,915	5,092	5,764

Service charges and other income	394	391	775	765
Mortgage banking gains,net	24	21	79	30
Securities sale gains, net	196	5	231	247

Total non-interest income	614	417	1,085	1,042

Total non-interest expense	2,551	2,813	5,205	5,250

Income before income taxes	597	519	972	1,556
Income taxes	191	191	317	548

Net income	$406	$328	$655	$1,008

Earnings per share:
Basic	$0.25	$0.20	$0.40	$0.62

Diluted	$0.24	$0.20	$0.39	$0.61

Weighted average shares:
Basic	1,642,093	1,622,266	1,640,829	1,621,059

Diluted	1,663,941	1,643,890	1,662,362	1,643,092

Performance Ratios:
Annualized return on average assets	0.40%	0.35%	0.32%	0.55%
Annualized return on average equity	5.52%	4.82%	4.52%	7.43%
Net interest spread	2.37%	3.06%	2.47%	3.14%
Net interest margin	2.86%	3.45%	2.94%	3.51%